[IMA LOGO]                                                            Exhibit 99

MEDIA RELEASE                                                  FEBRUARY 28, 2000
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

                       IMA ANNOUNCES FINANCIAL RESTATEMENT

SHELTON, CT, FEBRUARY 28, 2000 - Information Management Associates (NASDAQ:
IMAA) today provided additional information regarding the review of its financial statements by the SEC and its accounting for certain transactions.

As previously reported on November 18, 1999, the Company has received a comment letter from the Securities and Exchange Commission (SEC) regarding, among other things, the Company's accounts receivable balances, the collectibility of such balances, and the Company's revenue recognition policies in light of such balances.

Subsequently, the Company initiated an internal review of certain transactions in 1999 and certain prior quarterly periods. In connection with the Company's internal review, the Company believes it will be required to record certain adjustments to revenue that will result in a restatement of the Company's financial statements for the second and third quarters of 1998. The revenue adjustments relate to the recognition of revenue on certain software transactions pursuant to SOP 97-2. These adjustments will not affect year-end 1998 results.

The Company is continuing its internal review, and other adjustments to revenue relating to transactions in 1999 or in certain quarters prior to 1999 may be required. Restated financial statements for those periods requiring restatement will be issued upon completion of the review.

ABOUT IMA
IMA provides synchronized, multi-channel e-business solutions, enabling businesses to create market demand, manage that demand, and then respond to it in the most effective manner with world-class customer interaction software solutions. Gartner Group ranks IMA as a leader in customer service and support systems and as a visionary in sales applications. Over 400 global organizations including Bose Corp., Humana, ICT Group, Lloyds TSB, TXU, U.S. Cellular Corp. and Xerox depend on IMA products and services to help grow their business through the process of acquiring and retaining customers. IMA has headquarters in Shelton, Connecticut and offices and representatives worldwide.

NOTE: IMA and EDGE are registered trademarks of Information Management Associates, Inc. All other trade names are trademarks of their respective companies.

                                       ###

     Except for the historical information contained in this announcement, the matters discussed in this announcement are "forward-looking statements" (as that term is used in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission (the SEC). In particular, IMA draws the reader's attention to the "Risk Factors" stated in the Company's Registration Statement on Form S-1 dated July 30, 1997 and its accompanying Prospectus, the Company's Quarterly Reports on Form 10-Q dated August 14, 1997, November 14, 1997, May 15, 1998, August 14, 1998, November 14, 1998, May 17,
1999, August 16, 1999, November 22, 1999, the Company's Annual Report on Form 10-K dated March 30, 1998 and March 31, 1999, as well as to the Company's periodic and current reports as they are filed with the SEC.


FOR MORE INFORMATION CONTACT:
Michael P. McGroarty                                  Christine Sten
Vice President and General Counsel                    Public Relations Manager
IMA                                                   IMA
203-925-6800                                          203-925-6800
michael.mcgroarty@imaedge.com                         christine.sten@imaedge.com
-----------------------------